Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

Glimcher Realty Trust

Columbus, Ohio

We hereby consent to the incorporation by reference in the Registration Statement on Form S-4, as amended by Amendment No. 1 to the S-4, of Washington Prime Group Inc., which is incorporated by reference in this Registration Statement on Form S-8 of Washington Prime Group Inc. of our reports dated February 25, 2014, relating to the consolidated financial statements, the effectiveness of Glimcher Realty Trust’s internal control over financial reporting, and schedule of Glimcher Realty Trust appearing in the Annual Report on Form 10-K of Glimcher Realty Trust for the year ended December 31, 2013.

We also consent to the incorporation by reference in the Registration Statement on Form S-4, as amended by Amendment No. 1 to the S-4, of Washington Prime Group Inc., which is incorporated by reference in this Registration Statement on Form S-8 of Washington Prime Group Inc. of our report dated February 25, 2014, relating to the consolidated financial statements of OG Retail Holding Co., LLC, which is included in the Annual Report on Form 10-K of Glimcher Realty Trust for the year ended December 31, 2013.

/s/ BDO USA, LLP

Chicago, Illinois

January 15, 2015